Exicure, Inc. Announces Agreement to Sell GPC-100 Program Assets to GPCRT Inc. for KRW 6.5 Billion

WILMINGTON, Del., November 10, 2026 – Exicure, Inc. (Nasdaq: XCUR) (“Exicure” or the “Company”) today announced that on November 4, 2026, the Company and its wholly owned subsidiary, GPCR Therapeutics USA Inc. (“GPCR USA”), entered into an Intellectual Property, Asset and License Assignment Agreement (the “Agreement”) with GPCRT Inc. (“GPCRT”), a company organized under the laws of the Republic of Korea, under which GPCRT has agreed to acquire the Company’s GPC-100 (burixafor) program assets for an aggregate cash purchase price of KRW 6.5 billion (approximately US$4.8 million).

The assets to be sold consist of the Company’s rights under its License and Collaboration Agreement with GPCR Therapeutics, Inc. dated January 19, 2025, together with the related contracts, intellectual property, clinical and regulatory data, materials and equipment of the Company and GPCR USA used in the GPC-100 program. GPC-100 is being evaluated in combination with propranolol for stem cell mobilization in patients with multiple myeloma, and GPCR USA completed its Phase 2 clinical trial of GPC-100 in January 2026. GPCR USA will remain a wholly owned subsidiary of Exicure following the closing.

Of the purchase price, KRW 500 million has previously been paid by GPCRT and will be credited against the purchase price, KRW 2.0 billion is payable on or before November 16, 2026 and the remaining KRW 4.0 billion is payable at the closing, in each case subject to any other payment date agreed by the parties in writing. From and after the closing, GPCRT will assume the obligations under the License and Collaboration Agreement, including future milestone and royalty payments, and under the assigned program contracts, and GPCRT will bear the costs of the GPC-100 program incurred on or after September 1, 2026, as provided in the Agreement. Exicure and GPCR USA will retain all other liabilities, including GPC-100 program liabilities incurred before September 1, 2026.

The closing is subject to customary closing conditions, including required approvals and third-party consents, a waiver and release from GPCR Therapeutics, Inc. and any approval of the Company’s stockholders that may be required. There can be no assurance that the transaction will be completed on the anticipated timetable or at all.

The sale of the GPC-100 program assets is part of the Company’s ongoing evaluation of strategic alternatives intended to maximize stockholder value and is expected to strengthen the Company’s financial position.

Additional information regarding the Agreement is included in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

About Exicure, Inc.

Exicure, Inc. (Nasdaq: XCUR) has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its restructuring and the suspension of its clinical and development activities, the Company has been evaluating strategic alternatives to maximize stockholder value. In January 2025, the Company acquired GPCR Therapeutics USA Inc., a clinical-stage biotechnology company developing treatments for blood disorders, whose lead program, GPC-100, has been evaluated for improving stem cell mobilization in multiple myeloma and sickle cell disease and for supporting cell and gene therapy. For more information, visit www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the proposed sale of the GPC-100 program assets, the expected timing of the interim payment and the closing, the satisfaction of closing conditions, the assumption of liabilities and the reimbursement of costs by GPCRT, the expected effect of the transaction on the Company’s financial position, and the Company’s evaluation of strategic alternatives, are forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will,” “may” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that the closing conditions are not satisfied or waived, that required consents, waivers or approvals are not obtained, that GPCRT does not make the payments when due, that the parties modify the terms or structure of the transaction, that the Company may have limited or no operating business following the transaction, fluctuations in the exchange rate between the Korean won and the U.S. dollar, the Company’s liquidity and ability to continue as a going concern, and the Company's ability to maintain the listing of its common stock on Nasdaq, as well as the risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 25, 2026, as updated by the Company’s subsequent filings with the SEC. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update them except as required by law.

Contact

Exicure, Inc.
Email: pr@exicuretx.com